UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 17, 2014

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01

Regulation FD Disclosure.

Goldrich Mining Company (“Goldrich” or the “Company”) gives an update on Goldrich NyacAU Placer, LLC (“GNP”). GNP is a 50/50 joint-venture company formed by Goldrich and NyacAU, LLC (“NyacAU”) and managed by NyacAU to mine the various placer deposits that occur throughout Goldrich’s 23,000-acre Chandalar gold project in Alaska.

Completion of 2014 Winter Trail

In late March and early April, GNP successfully completed the mobilization of equipment and supplies needed for its placer mining operation this summer at Chandalar. Equipment and supplies were delivered over the 90-mile winter trail between Coldfoot, Alaska and Chandalar.

The primary piece of equipment delivered to the mine site was a feeder for the expanded plant. Plant expansion is scheduled to be completed in stages through 2016, culminating in a nearly 400% increase from the former plant with an 125 loose cubic yard (lcy) per hour capacity to a new plant with a 600 lcy per hour capacity. Once finished, processing facilities will consist of a primary feeder system with multiple gravel screens and gold recovery tables and an expanded settling pond system for additional water conservation and quality control. The full capacity of the feeder will be realized as additional gravel screens and gold recovery tables are added in stages.

Upcoming 2014 Mining Season

All mining permits for an expanded mine were received in August 2013 and GNP was able to produce approximately 680 ounces of gold during the last few weeks of the 2013 mining season operating at partial capacity. The new permit expanded the mine site area, including the area for a new airstrip, from approximately 10 to 350 acres. This provides an increased area for stockpiling topsoil, a larger settling pond system with greater capacity to ensure water quality and availability, and room to allow concurrent mine reclamation as the project advances. After the 2013 production season and on receiving all the mining permits, the existing plant was able to be disassembled and moved from a tight position on the mountain to a lower and more easily accessible broader part of the valley floor. The new site will facilitate maximum and efficient production under the expanded mine plan.

The expanded plant is expected to be substantially completed in 2014 except for certain equipment with longer lead manufacturer time being constructed outside of Alaska. The equipment will be available in the later part of 2014 and will be mobilized to Chandalar during the 2015 winter trail. GNP has concluded it is prudent, more efficient, and in the best interest of the operation to focus on the construction of the plant and process no pay gravel in 2014.  All-in development costs incurred by GNP to the end of 2013 total about $13.7 million and the forecasted investment for 2014 is estimated to be about $4.5 million. The total mine preparation expenditures to complete the mine are comparable to total costs, adjusted for inflation, as estimated in our 2009 preliminary assessment study for a similar mine plan. All GNP costs up to commercial production are required under the joint venture operating agreement to be funded by NyacAU and will be paid back from cash flow from gold production.

While the Company desires to start full-scale mining at Chandalar as soon as possible, its stakeholders agree it is vital to carry out the mine plan in a systematic fashion, positioning the Company and its shareholders to fully realize the substantial value of the Company’s placer asset. Once fully commissioned, management believes Chandalar could become host to one of the largest operating placer mines in North America, generating the necessary non-dilutive funds a junior mining company requires to effectively explore for a world-class hard rock deposit that management believes resides at Chandalar.

Goldrich has completed approximately 15,000 feet of drilling to date on the upper half of the Little Squaw Creek placer project and outlined 10.5 million cubic yards of mineralized material, at an average head grade of 0.025 ounces of gold per cubic yard for an estimated total of approximately 250,000 contained ounces. The mineralized material at Chandalar is not a mineral reserve as defined in SEC Industry Guide 7. Based on a targeted production rate of 20,000 ounces of gold per year and the mineralized material drilled out to date, the Little Squaw Creek mine would have a mine life of approximately 12 years. Little Squaw Creek is one of seven potential placer targets on the Chandalar property and is open to expansion. Mining operations at the Chandalar mine utilize conventional gravity technologies for gold recovery. All plants will employ a recirculating closed-loop water system to minimize water usage and protect the environment.

A copy of the April 17, 2014 press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press Release, April 17, 2014.*

       * Furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: May 12, 2014	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer